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                                       FOR:          The Circle K Corporation

                                       APPROVED BY:  Judy States
                                                     The Circle K Corporation
                                                     602-530-5153

                                       CONTACT:      Investor Relations:
                                                     Naomi Rosenfeld/Edward Nebb
                                                     212-850-5600
                                                     Media:
                                                     Brian Maddox
                                                     212-850-5600
                                                     Miriam Adler
                                                     415-296-7383
                                                     Morgen-Walke Associates

                   CIRCLE K EXTENDS TENDER OFFER TO PURCHASE
                            NCS SHARES AND WARRANTS


     Phoenix, Arizona, October 4, 1995 - The Circle K Corporation (NYSE:CRK) announced today that it has extended to 5:00 P.M. Eastern Time on Wednesday, November 1, 1995, its tender offer to purchase all the outstanding shares of common stock of National Convenience Stores Incorporated (NYSE:NCS) at $20.00 per share in cash and all outstanding stock purchase warrants of NCS at $2.25 per warrant in cash. Circle K's tender offer, which commenced on September 7, 1995, was to expire at 12:00 Midnight Eastern Time on October 4, 1995. To date, 129,923 shares and 80,617 warrants have been tendered to the depositary under the original offer.

     The Circle K Corporation is the largest operator of company-owned convenience stores and the largest independent gasoline retailer in the United States. It operates on franchises over 2,500 stores in 28 states primarily in the Sunbelt. Additionally, there are over 2,600 stores operating under the Circle K trade name in 19 foreign countries.

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